Exhibit 99.1

Apollo and Prospect Global Resources enter into an Exclusivity Arrangement for a $100,000,000 Investment

DENVER, CO, Oct. 26, 2012 -- Prospect Global Resources Inc. (“Prospect Global” or the “Company”) (NASDAQ: PGRX) announced today that it has entered into an exclusivity arrangement with an affiliate of Apollo Global Management, LLC (NYSE: APO) pursuant to which funds managed by APO (“Apollo”) would purchase $100,000,000 of newly issued 10% Convertible Second Lien Notes (the “Notes”), expected to fund in the first half of 2013. Additionally, Apollo would have an option to purchase 16.7 million shares of Prospect Global common stock at an exercise price $3.00 per share (exercisable any time through the closing of the Notes transaction) which, if exercised, would provide additional net proceeds to Prospect Global of $50,100,000.  The Company intends to use the proceeds from the Apollo financing to continue development of its proposed potash mining facility being developed in Holbrook, Arizona by the Company’s wholly-owned subsidiary, American West Potash.

Under the securities purchase agreement currently under negotiation, Apollo would purchase $100,000,000 in aggregate principal amount of Notes, with a $3.00 initial conversion price. The Notes would have an annual interest rate of 10%, of which 4% will be payable in cash and 6% payable in kind in additional Notes.  The Notes are intended to be convertible at any time by the holders and can be converted by the Company upon completion of the Holbrook project and Prospect Global’s common stock trading above two times the then-conversion price for a period of time.  In addition to the securities purchase agreement, the parties are negotiating a shareholders agreement which would provide for an expansion of the Board of Directors of PGRX to nine members, including four directors appointed by Apollo and five directors appointed by Prospect Global (including independent directors).

The closing of the Apollo financing is subject to, among other things, satisfactory completion of negotiations with Apollo, the execution of definitive documents, completion of a Bankable Feasibility Study (currently expected in the first half of 2013) that satisfies certain conditions, approval by the Company’s shareholders, and other conditions necessary to complete the transaction.  Assuming the Note purchase closes and the option is exercised, the remaining cost to complete the project and retirement of current debt is expected to be approximately $1.28 billion, the majority of which is expected to be funded with senior project finance debt.

“Obtaining this financing will mark a significant milestone in our advancement towards construction of the potash mine.  Apollo is one of the world’s largest private equity firms, with significant experience in the natural resources and agricultural sectors and has a history of successfully developing and financing large-scale capital projects.  We look forward to a successful working relationship with Apollo as a long-term partner in the development of our American West Potash project,” said Pat Avery, President and CEO.

Gareth Turner, Senior Partner of Apollo, said “We believe American West Potash is a world class project and have been impressed with the vision and capability of Prospect Global’s management.  We share in their ambition to develop the first greenfield potash mine in the United States in over 30 years and bring this highly strategic resource into production, thereby creating thousands of jobs for American workers and providing significant benefits to the local economy, the state of Arizona as well as to farmers throughout the world.  We look forward to working with the Company on an exclusive basis as we strive to complete the negotiation, documentation and closing of this transaction.”

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding future discussions, negotiations and execution of definitive agreements, as well as future sales of convertible notes, options and common stock and the use of proceeds from such sales. Factors that could cause actual results to differ materially from projections or estimates include, among others, the parties’ ability to negotiate and execute definitive documents on the terms described herein, satisfaction of the closing conditions, including the Company’s ability to complete a Bankable Feasibility Study that satisfies the conditions contemplated by this investment, the outcome of future negotiations, as well as potash prices, economic and market conditions, and the additional risks described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond the Company’s ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, the Company does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources, Inc. [PGRX]:

Prospect Global Resources, Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona.

About Apollo Global Management, LLC [APO]:

Apollo Global Management is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of June 30, 2012, Apollo Global Management had assets under management of approximately $105 billion in its private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries, including commodities, where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

SOURCE: Prospect Global Resources, Inc.

CONTACT: Thomas Mulligan, Sitrick And Company, 212-573-6110